Exhibit 5.1

Parr Brown Gee & Loveless, PC

101 South 200 East, Suite 700

Salt Lake City, Utah 84111

November 12, 2020

The Board of Directors

SkyWest, Inc.

444 South River Road

St. George, UT
84790

Re:	Post Effective Amendment No. 1 to Form S-3 Registration Statement (Registration No. 333-245005) filed by SkyWest, Inc., a Utah corporation (the “Company”)

Ladies and Gentlemen:

We have acted as special counsel to the Company in connection with the registration of (i) warrants to purchase common stock of the Company, no par value (“Common Stock”), and (ii) the Common Stock issuable upon exercise of such warrants, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 12, 2020 (Registration No. 333-245005) (as amended, the “Initial Registration Statement”) and a registration statement relating to the Initial Registration Statement filed pursuant to Rule 413(b) promulgated under the Act (“Post-Effective Amendment No. 1,” and, together with the Initial Registration Statement, the “Registration Statement”). Post-Effective Amendment No. 1 relates to the registration of Warrants (the “Warrants”) in aggregate to purchase up to 13,403 shares of Common Stock and the 13,403 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Warrants and the Warrant Shares.

In connection with this opinion letter, we have examined and relied upon copies of the following documents, together with such other documents as we deemed necessary or advisable to render the opinions herein expressed: (i) the articles of incorporation and bylaws of the Company as are currently in effect; (ii) a certificate of the Company as to certain factual matters, including adoption of certain resolutions of the board of directors and shareholders; (iii) certificates and reports of various state authorities and public officials; (iv) the Warrant Agreement dated April 23, 2020 (the “Warrant Agreement”) by and between the Company and the United State Department of the Treasury (the “Selling Shareholder”); (v) the Warrants issued by the Company dated September 30, 2020 (together with the Warrant Agreement and the Promissory Note, the “Transaction Documents”) and (vi) such other instruments and documents as we have deemed appropriate as a basis for the opinions hereinafter expressed.

In our examinations we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents and completeness of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents. We have further assumed that any Warrant Shares issued upon conversions made under the Transaction Documents will be made pursuant to the Transaction Documents in full accordance with the terms and conditions of the Transaction Documents.  As to certain matters expressed herein, we have relied upon and assumed the accuracy and completion of certificates and reports of various state authorities and public officials and of the Company.

In rendering our opinions hereinafter stated, we have relied on the applicable laws of the State of Utah, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Utah.  We express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and in reliance thereon and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

(i)	The Warrants have been duly authorized, executed and delivered by the Company; and

(ii)	The Warrant Shares have been duly authorized and, when issued and delivered as described in the Registration Statement and pursuant to the terms of the respective Transaction Documents, will be validly issued, fully paid and nonassessable.

This opinion letter speaks as of its date.  We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter).  This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein.  We consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Parr Brown Gee & Loveless, PC

PARR BROWN GEE & LOVELESS, PC